UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

July 24, 2008

(Date of earliest event reported)

Volcom, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51382	33-0466919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1740 Monrovia Avenue, Costa Mesa, California		92627
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 646-2175

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

During Volcom, Inc.’s (“Volcom”) scheduled second quarter 2008 earnings call held at 1:30 PM Pacific Time on July 24, 2008, Volcom senior management inadvertently did not disclose certain financial information it has historically provided to investors. Volcom senior management desires to disclose such information.

Total revenue for the second quarter of 2008, including royalties, from Volcom’s US Segment increased 9 percent to $60.2 million, compared to $55.2 million in the second quarter of 2007. This was approximately $2.2 million above the high end of Volcom’s guidance and was due to better than planned business with some accounts, particularly Pacific Sunwear.

Product revenue in the US Segment increased 10 percent to $59.6 million in the second quarter of 2008 compared to $54.4 million in the second quarter last year.

A breakdown of the US Segment product revenue in the second quarter of 2008 by category is as follows:

•	Mens product revenue increased 25 percent to $34.4 million for the second quarter of 2008 compared with $27.6 million in the second quarter of 2007.

•

Girls product revenue decreased 15 percent to $16.6 million in the second quarter of 2008 versus $19.4 million in the second quarter of 2007. The decrease in girls revenue was anticipated and was primarily related to softer business with Pacific Sunwear. Outside of Pacific Sunwear, Volcom’s girls business was approximately flat compared to the second quarter of last year.

•

Boys revenue, which includes Volcom’s kids line for boys aged 4 to 7, increased 38 percent to $5.3 million in the second quarter of 2008 compared with $3.9 million in the second quarter of 2007. Boys continues to be a strong growth category for the US Segment.

•

Creedlers footwear line revenue decreased 41 percent to $973 thousand in the second quarter of 2008 versus $1.6 million in the 2007 second quarter. This decrease is attributable primarily to Volcom’s transition away from the closed-toe, slip on category.

•	Girls swim line revenue increased 89 percent for the second quarter of 2008 to $1.7 million versus $895 thousand last year.

International product revenue, which is reported as part of Volcom’s US Segment and consists primarily of sales in Canada and Japan and does not include licensing revenue, increased 7 percent to $12.3 million, or 21 percent of Volcom’s US Segment product revenue for the quarter, compared with $11.5 million, or 21 percent for the comparable period in 2007.

Information in this Current Report being furnished pursuant to Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information furnished pursuant to Item 7.01 in this Current Report shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended. The furnishing of the information in Item 7.01 of this Current Report is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information Item 7.01 of this Current Report contains is material investor information that is not otherwise publicly available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volcom, Inc.
(Registrant)

Date	July 24, 2008	By	/s/ S. HOBY DARLING
S. Hoby Darling Senior Vice President, Strategic Development, General Counsel